QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.12

[LECG LETTERHEAD]

April 27, 1998

PERSONAL & CONFIDENTIAL

Mr. David P. Kaplan
Capital Economics
1299 Pennsylvania Avenue, NW
Washington, DC 20004-2402

Dear David:

        We are delighted with the prospect of having you become a Principal at LECG and taking an active role in the company's management. This letter outlines LECG's terms and conditions and is effective immediately upon your signature.

Exclusivity

        As a Principal in LECG, you agree to be exclusive to the firm and bill through LECG all of your professional consulting activities(1). You will have the title Executive Vice President for Corporate Development. LECG will invoice on your behalf, and we will distribute cash to you promptly once it is received. We expect you to abide by all LECG policies and procedures as determined from time to time by the Board of Directors.

(1)
Under special circumstances, it may be desirable for the expert's fees to be billed separately. Such exceptions shall be approved by the President of LECG.

        When you need staff support, you should contact the coordinators for the respective practice areas, the director of one of our offices or me. You cannot instruct staff to perform business development work for you without first receiving my approval.

Employment

        As a non academic Principal, you will be an employee of the firm. Accordingly, you will be subject to the normal employer and employee payroll taxes, and we will deduct these from your earnings as discussed below. In addition, you may participate in our various employee benefit packages at your discretion. These include health insurance benefits for you and your family, a life and accidental death and dismemberment insurance policy and a long-term disability plan.

        Should you elect to participate in our health care plan, your health benefits coverage will begin on your first day of employment with LECG. LECG reserves the right to change or eliminate any of the benefits it offers, at its sole discretion. LECG will deduct from your earnings its cost of any benefits you desire. LECG also offers participation for employees in both a 401K Plan and a 125 Flexible Benefits Plan. You will be eligible for participation in the 401K Plan after three months of employment and enrollment in the 125 Plan takes place upon your enrollment in the health plan. Enrollment in the 401K Plan is possible on a quarterly basis once you are eligible.

        All employee and employer costs associated with all of these benefit packages will be deducted from your earnings.

        Your employment with LECG is based on the mutual consent of you and LECG, and accordingly either LECG or you may terminate the employment relationship at will, with or without cause, at any time. Termination for cause, defined by LECG at its sole discretion, is effective immediately on notice to you. Termination without cause requires two weeks of prior written notice to the other party.

Fee pass-through

        Our current policy is that Principals receive 100% of their collected professional billings, except when the firm or another Principal brings business to them. Under this policy, when the firm is the finder, 85% of their collected billings are passed through. When another Principal is the finder and you are the expert on the case, 90% is passed through. On the other hand, you will receive 60% of your collected billings on cases where another Principal or the firm is the finder and you are not the expert. Needless to say, Principals do not need to accept offers of work provided by the firm or by other Principals. The firm reserves the right to modify these policies as circumstances warrant in the future.

        LECG will bill your time at the hourly rate you establish. We understand that this rate may change on a case-by-case basis, and may be different in different geographic markets. You agree to discuss your rate with LECG's President and to advise him of any changes in rate that you may contemplate making.

Project Origination Fees

        As a Principal of LECG you will receive 14% of the total collected professional staff billings on all projects that you source, net of all expenses, your own fees and the fees of any other Principals and Affiliates, in accordance with LECG policy. Thus on a $500,000 project in which there was $100,000 in travel, telephone, copying and other expenses including your expert fees, you would receive a $56,000 ($400,000 X .14) project origination fee after payment had been received from the client. In circumstances where you are the finder and someone else is the expert and a 10% surcharge if assessed on the expert, your project origination fee will be grossed up by the fees collected on behalf of that expert.

        Such monies will generally be distributed within 90 days of receipt. I should point out that finders who are not Principals receive only a 10% project origination fee and Tom Jorde receives a 19% project origination fee to compensate for his corporate marketing efforts.

        When other Principals assist you in securing a project, the project origination fees will be split according to each Principal's contribution to securing the project. Normally the Principals involved can work this out amicably. Any dispute is resolved by the Board of Directors.

Base Compensation

        Your base compensation will be $58,333 per month, through December 1999, unless you or LECG decide to terminate your employment in accordance with the termination provision set forth above, in which case your salary will cease. Beginning January 1, 2000 you will be compensated based upon your fee pass-through earnings, project origination fees, and any bonus the Board may decide to award.

Bonus

        Each month, we will consider the following factors to compute the extent to which you would be entitled to a bonus:

  a)
  fee pass-through earnings as discussed above

  b)
  project origination fees as discussed above

  c)
  base compensation

  d)
  all associated employer taxes

  e)
  all employer costs for the benefit plans in which you participate

  f)
  costs charged to your business development account

        The last four items (c-f) will be offset against your earnings from the first two items (a-b), and you will be paid for any balance. Any deficit will be carried forward to the next month.

Write-downs and bad debt

        LECG has adopted a policy regarding the write down of invoices which gives guidance as to how these will be handled. A copy of this policy is attached for your review.

Equity Prospects

        Upon your acceptance of this agreement, and joining the company, you will be granted 100,000 options, which the Board of Directors has already authorized. These options will vest over ten years and be granted at the closing price of LECG's stock on the New York Stock Exchange on the date you join the company. The first 10,000 options will vest July 1, 1998; an additional 10,000 options will vest each subsequent year on July 1 until the full 100,000 options are vested. From time to time, the Board of Directors may decide to offer additional stock options to certain high performing Principals. Specifically, at the end of your first year, the Board will consider granting you an additional 50,000 options, based upon a Business Plan that you present which sets forth specific goals and measurable performance targets. This letter agreement does not bind the Board to grant additional options, and the Board, in its discretion may grant fewer or more options, depending upon its review of your Business Plan and performance.

        As a Principal of LECG, the Board of Directors expects you to be responsible for a significant level of professional (back office) staff receipts. The Board also expects you to help develop the firm and its employees, to cooperate with Principals in securing new business, and to abide by the procedures and standards which LECG is developing to perpetuate its existence as a premier international consulting firm.

Administrative Support

        Our standard arrangement is for Principals to provide their own administrative support. If you wish, LECG will hire an executive assistant for you at an agreed upon salary. As such, you would be responsible for all cash costs associated with such employment in excess of amounts billed and collected on cases in which the assistant might work. Such amounts, if any, shall be calculated at the end of the year.

Final Agreement

        This agreement is final and supersedes any prior understandings you may believe existed. The Board reserves the right to change any of its policies from time to time, including policies discussed in this agreement, as business conditions warrant. Any such changes will be communicated to the Principals upon their adoption.

        All of us at LECG very much look forward to having you as a Principal on our team. Please sign below to indicate your acceptance of these terms.

Sincerely,

Thomas M. Jorde
President

/s/ Thomas M. Jorde

Enclosures

cc: LECG Board

Agreed to and Accepted:

/s/ David P. Kaplan Name	April 27, 1998 Date

QuickLinks

  EXHIBIT 10.12